EXHIBIT 99.2

COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this "Agreement"), dated as of August 8, 2017 (the "Effective Date"), is entered into by and between Cruiser Capital Advisors, LLC ("Cruiser") and Kingdon Capital Management, LLC ("Kingdon") (each, a "Party" and, collectively, the "Parties").

WHEREAS, the Parties desire to facilitate, coordinate and provide notice of certain efforts with respect to A. Schulman, Inc. (the "Company"), shares of its common stock or other interests in respect of such shares (including any derivative or swap interests) (collectively, "Company Securities") by the Parties, their respective controlled affiliates, and any investment funds, managed accounts or other investment vehicles or accounts managed or advised by the Parties or their respective controlled affiliates (such controlled affiliates and vehicles are referred to as each Party's "Covered Entities").

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Purpose of Agreement
The purpose of this Agreement shall be to provide a framework under which the Parties may engage with one another in a mutually beneficial dialogue with regard to the Parties' respective views of the Company.

2.	Confidentiality
The Parties wish to provide in this Section 2 for certain mutual confidentiality obligations to ensure that information shared between the Parties for the purpose contemplated in Section 1 above is not inappropriately disclosed to third parties.  Nothing in this Section 2, however, is intended to restrict a Party's own ability to act independently, including in accordance with its fiduciary duties to clients or any other applicable fiduciary duties, with respect to the purchase and/or sale of Company Securities by such Party for its own account or for the account of any of its Covered Entities.

(a)    Except as the Parties otherwise may agree, each Party shall treat as confidential and shall refrain from disclosing to any other person any information (whether in oral, written, electronic or other form) that such Party (the "Recipient Party") receives from the other Party (the "Disclosing Party") with respect to the matters addressed in Section 1 of this Agreement, including, without limitation, investment analyses regarding the Company ("Confidential Information").

(b)    Notwithstanding paragraph (a) above, the Recipient Party may disclose Confidential Information to its employees, members, officers, directors, partners or professional advisors (collectively, "Representatives"), in each case if and to the extent any such Representative (i) needs to know such information to assist or act on the behalf of the Recipient Party in effecting the purpose of this Agreement or exercising the Recipient Party's rights hereunder and (ii) agrees with the Recipient Party to keep such information confidential in accordance with the terms of this Section 2 (it being understood that the Recipient Party shall be responsible for its Representatives' compliance with such confidentiality obligation).

(c)    Notwithstanding paragraph (a) above, the Recipient Party or its Representatives may disclose Confidential Information to the extent such disclosure is required by law, regulation or fund or account documentation applicable to the Recipient Party, provided that the Recipient Party has provided, to the extent permitted by law, prior written notice of such disclosure to the Disclosing Party, so that the Disclosing Party may, if it so wishes, seek a protective order or other appropriate remedy, as available.

(d)    At any time during or after the term of this Agreement, at the Disclosing Party's written request, the Recipient Party and its Representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form, of the Disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been so destroyed.  Notwithstanding the foregoing, the Recipient may retain a copy of written or electronic materials constituting the Disclosing Party's Confidential Information, in a locked or otherwise secure facility solely for the Recipient Party's regulatory, internal recordkeeping purposes, or defense in a legal proceeding, provided that the Recipient Party shall continue to treat such information as confidential in accordance with this Section 2.  Upon request by the Disclosing Party, the Recipient Party will provide a certification to Disclosing Party with respect to compliance with this paragraph (d).

3.	Purchase and Sale of Company Securities
(a)    From and after the Effective Date and  subject to the further terms hereof, neither Cruiser nor Kingdon shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities, purchase, sell, pledge or otherwise acquire or dispose of any Company Securities without prior notice to the other Party (except that no such prior notice is required in connection with pledging as it relates to customary margin or similar requirements nor with respect to transactions that do not increase or decrease the amount of Company Securities held by a Party and its Covered Entities). Notwithstanding the foregoing, neither Cruiser nor Kingdon shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities, sell or otherwise dispose of any Company Securities until the earlier of (i) the termination of this Agreement, and (ii) December 31, 2018.

(b)    Cruiser shall not be liable to Kingdon for any loss or cost arising out of, or in connection with, any action taken or omitted to be taken in connection with the business or affairs of Kingdon or any obligation or responsibility under this Agreement, including, but not limited to, any such loss sustained by reason of any investment in or the sale or retention of any security or other asset of Kingdon, so long as Cruiser acted in good faith and (i) Cruiser’s conduct does not constitute gross negligence or willful misconduct with respect thereto; or (ii) Cruiser’s conduct does not constitute a material violation of this Agreement with respect thereto.  It shall be conclusively presumed and established that Cruiser acted in good faith if any action is taken, or not taken, by it on the advice of independent legal counsel which was chosen with reasonable care.

4.	Certain Matters Requiring Agreement
While this Agreement is in effect, and subject to the further terms hereof, the following matters shall require the mutual agreement of the Parties:

(a)
except as may be disclosed in the initial Schedule 13D to be jointly filed by the Parties with respect to the Company Securities (it being understood that Cruiser shall be responsible for filing the initial and subsequent joint Schedule 13D’s), either or both Parties engaging in any activity or forming any investment intent that would require either or both Parties: (a) to disclose in Schedule 13D any plan or proposal which relates to or would result in any of the actions or events enumerated in paragraphs (a) through (j) of the instructions to Item 4 of Schedule 13D; (b) to disclose in Schedule 13D any contract, arrangement, understanding or relationship of the type required to be disclosed in Item 6 of Schedule 13D; or (c) otherwise to disclose in Schedule 13D the acquisition or holding of Company Securities for the purpose or with the effect of changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect;

(b)	either Party or the Parties in the aggregate acquiring greater than 9.9% beneficial ownership of the Company's outstanding common stock; and/or

(c)
Cruiser may unilaterally decide, in the case of the formation of, or admission of any additional members to, any "group" (within the meaning of Section 13 of the Exchange Act) with respect to the Company Securities that includes the Parties; provided that the admission of said member(s) will not cause the “group” or the Parties in the aggregate acquiring greater than 9.9% beneficial ownership of the Company’s outstanding common stock, in which case, Cruiser must obtain Kingdon’s agreement under subsection (b) above. For the avoidance of doubt, the Parties must mutually agree for Kingdon to bring any additional members into the foregoing “group” with respect to the Company Securities that includes the Parties.

5.	Expenses
Each Party will bear its own expenses in connection with this Agreement, except as otherwise mutually agreed. Kingdon will reimburse Cruiser for its pro-rata portion (based on the number of Company Securities held by the Parties) of the reasonable fees and expenses of outside counsel incurred for the preparation, submission and amendments to SEC filings related to this investment.

6.	Fees
Please refer to Schedule A-1 to this Agreement.

7.	Regulatory Reporting
In accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, each of the Parties agrees to the joint filing on its behalf of the information required by any beneficial ownership report under Section 13 of the Exchange Act (or any amendment of any such report) if any filing of such a report becomes required at any time.  Each Party shall be responsible for the accuracy and completeness of its own disclosure contained in any such filing, and shall not be responsible for the accuracy or completeness of the information concerning the other Party contained in any such filing.  The Parties shall cooperate in connection with any other regulatory filing that may be required to be made in connection with the matters contemplated by this Agreement.

8.	Termination
This Agreement will take effect on the Effective Date and will terminate by either (i) the mutual written agreement of the Parties or (ii) notice of termination delivered in writing by one Party to the other at least fourteen (14) days in advance. In the event of termination, the Parties shall cooperate to take necessary actions (if any) as may be required to disclose publicly such termination and/or the consequences thereof, including, without limitation, amending any prior filings by the Parties under the Exchange Act concerning the Company, Company Securities and/or the relationship of Cruiser and Kingdon.  For the avoidance of doubt, upon termination of this Agreement, all obligations between the Parties concerning the Company Securities, including any limitations on the timing of purchases and sales, shall be terminated. Sections 2, 5, 6, 8, 12 and 13 hereof shall survive any termination of this Agreement.

9.	Relationship of the Parties
Nothing in this Agreement shall be construed as creating (including, without limitation, for U.S. federal income tax purposes) any agency or partnership relationship, nor shall either Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party or (ii) have any fiduciary or other duties to the other Party.

10.	Notices
All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the other Party at the address below (or at such other address as a Party shall designate in writing to the other Party in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender's receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for Cruiser Capital Advisors:

501 Madison Avenue
Floor 12A
New York, NY 10022
 keithr@cruisercap.com

If intended for Kingdon:

152 West 57th Street
 New York, NY 10019
Attention: Richard H. Weinstein, General Counsel
rweinstein@kingdon.com

11.	Further Assurances
Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the matters contemplated by this Agreement.

12.	Miscellaneous
This Agreement: (i) shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York; (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party (and any attempted assignment without such signed writing shall be void); (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument; (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder; and (v) represents the entire agreement between the Parties with respect to the subject matter of this Agreement.  For purposes of this Agreement, the terms "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act; the term "Schedule 13D" means Schedule 13D promulgated by the Securities and Exchange Commission under the Exchange Act; and the term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

13.	Waiver of Jury Trial
EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

 [Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

CRUISER CAPITAL ADVISORS, LLC

By:	/s/ Keith M. Rosenbloom
Name:	Keith M.Rosenbloom
Title:

KINGDON CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Kingdon
Name:	Mark Kingdon
Title:	Managing Member

Schedule A-1

Fee Agreement:

Kingdon agrees to pay to Cruiser fees per this schedule A-1.

Kingdon agrees to pay a fee (the “Fee”) equal to (i) two percent (2%) of the net realized profits on the Company Securities purchased by Kingdon up to a return on Kingdon’s invested capital of thirty percent (30%), and (ii) three percent (3%) of the net realized profits on the Company Securities purchased by Kingdon in excess of a return on Kingdon’s invested capital of thirty percent (30%). The Fee shall be calculated by Kingdon and paid within forty-five days (45) after the last sale of Company Securities purchased by Kingdon.